Exhibit 8.2

LUSE GORMAN, PC

ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 780

WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000

FACSIMILE (202) 362-2902

www.luselaw.com

March 10, 2016

Cape Bancorp, Inc.

225 North Main Street

Cape May Court House, New Jersey 08210

Re: Material Federal Income Tax Consequences of Mergers

Ladies and Gentlemen:

We have acted as special counsel to Cape Bancorp, Inc., a Maryland corporation with its principal place of business in Cape May Court House, New Jersey (“Cape”), in connection with the acquisition of Cape by OceanFirst Financial Corp, a Delaware corporation (“OceanFirst”) pursuant to the Agreement and Plan of Merger, dated as of January 5, 2016, by and among OceanFirst, Justice Merger Sub Corp., a Maryland corporation and the wholly-owned subsidiary of OceanFirst (“Merger Sub”) and Cape (“Merger Agreement”). Subject to the terms and conditions of the Merger Agreement, the Merger Agreement provides that Merger Sub will be merged with and into Cape, with Cape as the surviving entity (“First-Step Merger”) and immediately thereafter, Cape will merge with and into OceanFirst, with OceanFirst as the surviving entity (“Second Step Merger” and together with the “First Step Merger,” the “Integrated Mergers”). You have asked for our opinion as to certain U.S. federal income tax consequences of the Integrated Mergers. (All capitalized terms used but not otherwise defined in this letter shall have the meanings ascribed to them in the Agreement.)

For purposes of this opinion, we have reviewed the registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”), as amended or supplemented through the date hereof (the “Registration Statement”), the Merger Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following:

(i)	The documents we have reviewed are legal, valid, and binding and that the parties will act in accordance with the provisions of such documents and the requirements of applicable law.

(ii)	The Integrated Mergers will be completed in the manner set forth in Sections 1.1 and 1.5 of the Merger Agreement and in the Registration Statement, including the Proxy Statement/Prospectus of OceanFirst and Cape contained therein.

LUSE GORMAN, PC

Cape Bancorp, Inc.

March 10, 2016

(iii)	The representations as to fact contained in the letters of representation from Cape and OceanFirst to us, dated as of this date, are true, correct and complete in all respects as of the date hereof and will continue to be true, correct and complete in all respects as of the Effective Time and thereafter where relevant.

Based upon and subject to the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein and in the Registration Statement under the heading “U.S. Federal Income Tax Consequences of the Integrated Mergers,” we are of the opinion that under current federal income tax law, the Integrated Mergers will together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and that the U.S. federal income tax consequences of the Integrated Mergers to holders of Cape Common Stock will be described in the Registration Statement under the heading “U.S. Federal Income Tax Consequences of the Integrated Mergers.”

This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court concerning the issues. The opinion expressed herein is limited to the referenced U.S. federal income tax matters. No other opinions are rendered or should be inferred. We also express no opinion regarding tax consequences under foreign, state or local laws.

Our opinion is rendered as of the date hereof and in issuing our opinion, we have relied solely upon the Code, existing and proposed regulations thereunder, and administrative positions and judicial decisions in effect as of the date hereof. Such laws, regulations, administrative positions and judicial decisions are subject to change at any time. Any such changes could affect the validity of the opinion set forth above. Also, future changes in U.S. federal income tax laws and the interpretation thereof can have retroactive effect.

We consent to the use of our name in the Registration Statement and to the filing of this Opinion with the SEC as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Luse Gorman, PC